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                                                                    EXHIBIT 23.1


The Board of Directors
  LCC International, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-17803) on Form S-8 of LCC International, Inc. of our report dated February 9, 1998, relating to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of LCC International, Inc.

                                                   KPMG Peat Marwick LLP

Washington, DC
March 27, 1998